Exhibit 99.1

Dec. 19, 2005	MEDIA AND	Karen Taylor
INVESTOR
RELATIONS
CONTACT:
	Phone:	303/633-2913
	24-Hour:	303/809-9160
DCP MIDSTREAM PARTNERS ANNOUNCES BOARD MEMBERS
DENVER — DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM) announced today the election of Milton Carroll, Derrill Cody, Frank A. McPherson, Thomas C. Morris and Michael J. Panatier as outside directors of its board of directors.
“I am extremely pleased with this tremendously talented board which has several decades of energy experience and extensive relationships in the industry,” said Jim W. Mogg, chairman of the board of directors of the general partner. “This board will be instrumental in setting strategic direction, providing operational oversight and delivering value to our unitholders.”
Mr. Carroll, 55, is chairman of CenterPoint Energy, Inc., a Houston-based gas and electric utility where he has served as a director since 1992. Mr. Carroll is founder and chairman of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as chairman of Healthcare Service Corporation and a director of Eagle Global Logistics, Inc. At various times from 1985 to 2005, he served on the boards of PanEnergy Corp., the Federal Reserve Bank of Houston and Dallas, Devon Energy Corporation, the general partner of TEPPCO Partners, L.P., and as chairman of both the Houston Endowment Foundation and the Texas Southern University Board of Regents. He is also a former Port Commissioner of the Port of Houston Authority.
Mr. Cody, 67, is presently of counsel to the law firm of Tomlinson & O’Connell in Oklahoma City, Okla. since December 1, 2005. Prior to that he was of counsel to the law firm of McKinney & Stringer, P.C., in Oklahoma City from 1990. Mr. Cody served as executive vice president of Texas Eastern Corporation and chairman
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and chief executive officer of Texas Eastern Gas Pipeline Company in Houston, Texas. Prior to joining Texas Eastern in 1986, Mr. Cody held executive roles with both Kerr McGee Corporation and Texas Gas Resources Corporation prior to its merger with CSX Corporation. Mr. Cody currently serves on the board of CenterPoint Energy, Inc. and the board of regents of Seminole State College. He also previously served on the boards of the general partner of TEPPCO Partners, L.P.; Plains Petroleum Company from 1990 until its merger with Barrett Resources Corporation in 1995; and Barrett Resources Corporation from 1995 to 2001.
Mr. McPherson, 72, retired as chairman and chief executive officer from Kerr McGee Corporation after a 40-year career with the company. Mr. McPherson joined Kerr McGee in 1957. Mr. McPherson serves on the boards of Integris Health, Tri Continental Corporation, Seligman Group of Mutual Funds, and several non-profit organizations in Oklahoma. He previously served on the boards of ConocoPhillips, Kimberly Clark Corporation, MAPCO Inc., Bank of Oklahoma, the Federal Reserve Bank of Kansas City, the Oklahoma State University Foundation Board of Trustees and the American Petroleum Institute.
Mr. Morris, 65, is currently retired, having served 34 years with Phillips Petroleum Company. Mr. Morris served in various capacities with Phillips, including vice president and treasurer and subsequently senior vice president and chief financial officer from 1994 until his retirement in 2001. Mr. Morris served as vice chairman of the board of OK Mozart, is a former member of the executive board of the American Petroleum Institute finance committee and a former member of the Business Development Council of Texas A&M University.
Mr. Panatier, 57, served as a director of Duke Energy Field Services (DEFS) from March 2000 until his resignation in August 2002 and was vice chairman of the board of DEFS through 2001. Mr. Panatier held several executive roles at Phillips Petroleum Company and its subsidiaries, including executive vice
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president of refining, marketing and transportation through 2002, senior vice president of gas processing and marketing from 1998 until 2000, and president and chief executive officer of GPM Gas Corporation from 1994 until 2000.
These directors join the previously named board members which include Paul F. Ferguson, Jr. and four inside directors, Jim W. Mogg, Michael J. Bradley, William H. Easter III, and John E. Lowe to complete the board of directors of the general partner of DCP Midstream Partners, LP.
Mr. Ferguson is a member of the DCP Midstream GP, LLC audit committee. Mr. Ferguson was a director of the general partner of TEPPCO Partners, L.P. from October 2004 until his resignation in 2005. Mr. Ferguson was a member of the compensation, audit and special committees of the general partner of TEPPCO Partners, L.P. He was elected chairman of the audit committee in October 2004. He served as senior vice president and treasurer of Duke Energy Corporation from June 1997 to June 1998, when he retired. Mr. Ferguson served as senior vice president and chief financial officer of PanEnergy Corp. from September 1995 to June 1997. He held various other positions with PanEnergy Corp. from 1989 to 1995 and served as treasurer of Texas Eastern Corporation from 1988 to 1989.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties,
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many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and transports and markets natural gas liquids. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, a joint venture between Duke Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at www.dcppartners.com.
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